Exhibit 99.01

Palisade Bio Streamlines Operations and Identifies Capital Efficiencies to Focus All Resources on Advancement of Lead Clinical Program, LB1148

Carlsbad, CA – September 15, 2022 /GlobeNewswire/ — Palisade Bio, Inc. (Nasdaq: PALI), a clinical stage biopharmaceutical company advancing therapies for acute and chronic gastrointestinal (GI) complications, today announced that following an internal strategic review, the Management Team and Board have implemented initiatives to streamline the organization, reduce operating expenses and preserve capital, with the goal of maximizing the advancement of its lead clinical program, LB1148.

“In light of current financial market conditions and our need to advance our lead clinical program, LB1148, it was imperative that we conduct a strategic review to ensure we have sufficient capital to extend our runway as long as possible. In partnership with our Board of Directors we took a serious look internally evaluating all aspects of our business. As a result of this process, we identified efficiencies and took cost-saving measures of over $1.5 million per annum to streamline our business, including a 20% reduction in our workforce,” commented Tom Hallam, Ph.D., Chief Executive Officer of Palisade Bio. “Through these necessary actions, I believe our company is now in a much stronger position financially. As we push forward, we remain steadfast in our commitment to advance LB1148 through our pivotal Phase 3 study for accelerating the return of postoperative bowel function and our Phase 2 study for the prevention of post-surgical abdominal adhesions through the finish line, where we believe we will be able to unlock significant shareholder value.”

The company recently announced the commencement of patient enrollment and dosing in its pivotal Phase 3 study evaluating LB1148 for postoperative return of bowel function. Completion of patient enrollment in the Phase 3 clinical trial is targeted to take place within 18-24 months. Additionally, the company is conducting an ongoing randomized, double-blind, placebo-controlled, parallel-group, multicenter Phase 2 clinical trial of LB1148 in up to 200 patients undergoing elective bowel resection surgery in the United States.

About Palisade Bio

Palisade Bio is a late-stage biopharmaceutical company focused on developing therapeutics that protect the integrity of the intestinal barrier. The Company utilizes over three decades of research and established science that links the role of intestinal barrier biology and human disease to develop novel therapeutics that target and improve the integrity of the intestinal barrier.

The Company’s lead program, LB1148, is a broad-spectrum serine protease inhibitor which acts to neutralize digestive enzymes, potentially reducing intestinal damage. In multiple clinical studies, LB1148 has demonstrated positive results in accelerating the time to return of postoperative bowel function, and the Company recently presented analysis that LB1148 reduced the incidence and severity of post-surgical abdominal adhesions. LB1148 is currently being evaluated in a pivotal Phase 3 clinical study for accelerating the return of postoperative bowel function and in a Phase 2 study for the prevention of post-surgical abdominal adhesions.

The Company believes that addressing the disruption of the intestinal barrier has the potential to fundamentally change the way diseases are treated and to establish new standards of patient care. For more information, please go to www.palisadebio.com.

Forward Looking Statements

This communication contains “forward-looking” statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Palisade’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the potential to fundamentally change the way diseases are treated, the completion of enrollment for the Phase 3 study, the potential for the statistically significant Phase 3 data to allow for NDA approval, and the potential for LB1148 to establish the standard of care, if approved. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based upon Palisade’s current expectations. Forward-looking statements involve risks and uncertainties. Palisade’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the company’s ability to advance its clinical programs, the uncertain and time-consuming regulatory approval process; the company’s ability to achieve additional financing to fund clinical development and the company’s ability to comply with the continued listing requirements for Nasdaq. Additional risks and uncertainties can be found in Palisade Bio’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022. Palisade expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Palisade’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Investor Relations Contact

JTC Team, LLC

Jenene Thomas

833-475-8247

PALI@jtcir.com

Source: Palisade Bio